EXHIBIT 10.3

DOCUSIGN, INC.
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (the “Agreement”) by and between Stephen Shute (“Executive”) and DocuSign, Inc., a Delaware corporation (the “Company”) is effective on May 9, 2022 (the “Agreement Date”).

RECITALS

A.The Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Committee”) believes it is in the best interests of the Company and its stockholders to hire Executive and to provide Executive with certain protections in the event of Executive’s termination of employment or a Change in Control of the Company under certain circumstances.
B.To accomplish the foregoing objectives, the Committee has directed the Company, upon execution of this Agreement by Executive, to agree to the terms provided in this Agreement. Capitalized terms not defined below shall have the meanings set forth in Exhibit A or Exhibit B, as applicable.
AGREEMENT

The parties hereto agree as follows:
1.At-Will Employment. Nothing in this Agreement alters the at-will nature of Executive’s employment. Executive and the Company remain free to terminate the employment relationship at any time, for any reason, with or without notice.
2.Benefits Upon Qualifying Termination Outside the Change in Control Period. Upon Executive’s Qualifying Termination outside a Change in Control Period, and subject to the conditions in Section 5, the Company will provide Executive with the following severance benefits:
a.Severance Pay. The Company will pay Executive a lump sum cash payment, less all applicable withholdings and deductions, in an amount equal to:
i.12 months of Executive’s then-current base salary (ignoring any decrease in base salary that forms the basis for Good Reason); and
ii.100% of Executive’s target annual bonus for the performance year in which the Qualifying Termination occurs.
b.Continued Health Insurance Coverage. Provided Executive timely elects COBRA continuation coverage, the Company will pay the COBRA premiums to continue and maintain health care coverage for Executive and any dependents who are covered at the time of the Executive’s termination of employment under the Company’s group health plans. The Company will make such payments until the earliest of: (i) 6 months following the Qualifying Termination date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law, the Company may pay Executive a taxable cash payment equal to the amount that the Company would have otherwise paid for COBRA premiums (based on the premium for the first month of coverage), which payment will be made regardless of whether Executive or Executive’s eligible dependents elect COBRA continuation coverage and will be paid in monthly installments on the same schedule and over the same time period that the COBRA premiums would otherwise have been paid on behalf of Executive.
c.Equity Vesting Acceleration. The vesting of each of Executive’s then- outstanding equity compensation awards granted under any of the Company’s equity incentive plans

(“Company Equity Awards”) (other than Performance Awards (as defined below)) will accelerate as to the number of shares subject to each such award that would have become vested, in the ordinary course, within the first 6 months following Executive’s termination date, effective on Executive’s date of termination. With respect to awards that would otherwise vest only upon satisfaction of performance criteria (“Performance Awards”), the vesting of such awards will accelerate as set forth in the terms of the applicable performance-based equity award agreement. Notwithstanding the foregoing, in the event of a termination of Executive’s employment by the Company without Cause within the first twelve months of Executive’s start date with the Company, the One-Year RSU Grant (as defined in the offer letter between Executive and the Company) will fully accelerate.
Subject to the payment timing rules contained in Exhibit B, any severance payments and benefits under this Section 2 will be paid on the later of (x) 10 business days after the effective date of the Release and (y) the date of Executive’s Qualifying Termination or termination without Cause, as the case may be.
3.Qualifying Termination During the Change in Control Period. Upon Executive’s Qualifying Termination during the Change in Control Period, and subject to the conditions in Section 5, the Company will provide Executive with the following severance benefits:
a.Severance Pay. The Company will pay Executive a lump sum cash payment, less all applicable withholdings and deductions, in an amount equal to:
i.12 months of Executive’s then-current base salary (ignoring any decrease in base salary that forms the basis for Good Reason); and
ii.No target annual bonus for the performance year in which the Qualifying Termination occurs (this means no pro rata or partial annual bonus payment will be owed).
b.Continued Health Insurance Coverage. Provided Executive timely elects COBRA continuation coverage, the Company will pay the COBRA premiums to continue and maintain health care coverage for Executive and any dependents who are covered at the time of the Executive’s termination of employment under the Company’s group health plans. The Company will make such payments until the earliest of: (i) 12 months following the Qualifying Termination date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law, the Company may pay Executive a taxable cash payment equal to the amount that the Company would have otherwise paid for COBRA premiums (based on the premium for the first month of coverage), which payment will be made regardless of whether Executive or Executive’s eligible dependents elect COBRA continuation coverage and will be paid in monthly installments on the same schedule and over the same time period that the COBRA premiums would otherwise have been paid on behalf of Executive.
c.The vesting of each of Executive’s Company Equity Awards (other than Performance Awards) will accelerate in full. The vesting of Performance Awards will accelerate as set forth in the terms of the applicable performance-based equity award agreement. In order to accommodate this potential accelerated vesting, if Executive experiences a Qualifying Termination within 90 days prior to a Change in Control, any then-unvested compensatory equity awards will not terminate with respect to shares that have not vested as of Executive’s termination date until 6 months and one day after Executive’s termination date. Subject to the payment timing rules contained in Exhibit B, any severance payments and benefits under this Section 3 will be paid on the latest of (x) 10 business days after the effective date of the Release, (y) the date of Executive’s Qualifying Termination, and (z) the date of the Change in Control.
4.Limitations and Conditions on Termination Benefits
a.Release Prior to Payment of Benefits. In order to be eligible to receive any benefits under Sections 2 or 3, Executive must (i) execute and return a general waiver and release, in a form provided by the Company and reasonably acceptable to Executive, of all employment related obligations of and claims and causes of action against the Company in the form attached as Exhibit C hereto (a “Release”), to the Company within the applicable time period set forth therein and (ii) not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following Executive’s termination date.
b.Income and Employment Taxes. Executive agrees that Executive will be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder, that Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.
c.Related Matters. Executive further acknowledges and agrees that as a condition to receipt of any severance benefits, Executive must (i) comply with Executive’s obligations under Executive’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement; and (ii) resign from all officer and director positions with the Company and/or any affiliate (unless otherwise requested by the Company).
d.Section 409A and Section 280G. Executive and the Company understand that payments under this Agreement may be subject to Sections 409A and 280G of the Code, and the parties agree to abide by the Section 409A and Section 280G provisions contained in Exhibit B to this Agreement.
e.Clawback/Recoupment. All amounts payable to Executive hereunder shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy, and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of Executive’s employment with the Company that is applicable generally to executive officers of the Company. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a “constructive” termination without “Cause” under this Agreement.
5.Miscellaneous Provisions.
a.Interaction with Other Benefits. In the event that Executive would be entitled to a greater level of payments or benefits under the terms and conditions of an individual equity compensation award, offer letter or other employment-related agreement, or a severance plan or policy provided by the Company or its successor, but for the existence of this Agreement, Executive shall be entitled to receive the greater of the payments and benefits provided for hereunder or the benefits under such other agreement, plan or policy subject to the applicable terms and conditions thereof.
b.Complete Agreement. Notwithstanding anything to the contrary herein, this Agreement supersedes any agreement (or portion thereof) concerning similar subject matter dated prior to the Agreement Date, and by execution of this Agreement both parties agree that any such predecessor agreement (or portion thereof) shall be deemed null and void; provided that, for clarification purposes, this Agreement shall not affect any agreement between the Company and Executive regarding intellectual property matters, non-solicitation or non- competition restrictions or confidential information. The parties further agree that this Agreement does not supersede the provisions of Executive’s offer letter or employment agreement with the Company which do not address termination or severance benefits or Executive’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.
c.Waiver. No provision of this Agreement may be waived unless the waiver is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement shall be considered a waiver at another time.

d.Successors and Assigns. This Agreement is personal to Executive and will not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. From and after a Change in Control, the term “Company” when used in this Agreement will also be read to include any entity that actually employs Executive, if different from the Company.
e.Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of California.
f.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
g.Notice. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board.
h.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument, and facsimile and electronic signatures shall be equivalent to original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

DOCUSIGN, INC.

By:     /s/ Daniel Springer

Daniel Springer, Chief Executive Officer

Date:     May 27, 2022

EXECUTIVE:

By:     /s/ Stephen Shute

Name:    Stephen Shute

Date:     May 27, 2022

EXHIBIT A
DEFINITIONS

“Cause” will mean the occurrence of one or more of the following:
i.Executive’s willful and continued failure to perform the duties and responsibilities of Executive’s position after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed Executive’s duties and provides Executive with thirty (30) days to take corrective action;
ii.any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of Executive;
iii.Executive’s conviction of, or plea of nolo contendere to, a felony;
iv.Executive’s commission of any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation;
v.any material breach by Executive of the provisions of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement or other improper disclosure of the Company’s confidential or proprietary information;
vi.a breach of any fiduciary duty owed to the Company by Executive that has or could reasonably be expected to have a material detrimental effect on the Company’s reputation or business;
vii.Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or
viii.a material breach by Executive of any written Company policy or the Company’s code of conduct that has been made available to Executive prior to such breach;
provided, however, that the action or conduct described in the clauses above (excluding (iii)) will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and thirty (30) days to cure the same if such action or conduct is curable.
“Change in Control” will have the meaning set forth in the Company’s Amended and Restated 2011 Equity Incentive Plan.
“Change in Control Period” means the period beginning 90 days prior to and ending on the 12- month anniversary of the effective date of a Change in Control.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended together with any analogous provisions of applicable state law.
“Code” means Internal Revenue Code of 1986, as amended, and the Treasury regulations and formal guidance promulgated thereunder, each as may be amended or modified from time to time.
“Good Reason” for Executive’s resignation of employment will exist following the occurrence of any of the following without Executive’s express written consent:

i.a material reduction in Executive’s duties or responsibilities without Executive’s consent;
ii.a material reduction in Executive’s base compensation, unless such reduction is made in connection with a similar action affecting all senior executives; provided that a reduction of 25% or more of Executive’s base compensation shall constitute grounds for Good Reason under this clause (ii) notwithstanding whether all senior executives were similarly affected (but subject to the notice, cure period and other requirements set forth below); or
iii.a relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than thirty (30) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation.
In order to resign for Good Reason, Executive must provide written notice to Board within 90 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the cure period.
The effective date for such a resignation for Good Reason (in the absence of cure) will be the earlier of the following dates: (i) the date of expiration of the Company’s cure period or (ii) the date that the Company advises Executive in writing that it does not intend to cure. For the purposes of delivery of notice under subsection (i) above, a material change or material reduction that occurs incrementally over a period of time (not to exceed twelve (12) months) shall be deemed to have occurred when such change or reduction, in the aggregate, becomes material.
“Qualifying Termination” shall mean the termination of Executive’s employment by the Company without Cause or by Executive with Good Reason.

EXHIBIT B

SECTION 409A AND SECTION 280G MATTERS

Section 409A
It is intended that the Agreement shall comply with the requirements of Section 409A of the Code, and any payments hereunder are intended to be exempt from, or if not so exempt, to comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted, operated and administered accordingly. To the extent that any provision of the Agreement is ambiguous, but a reasonable interpretation of the provision would cause any payment or benefit to comply with or be exempt from the requirements of Section 409A of the Code, Executive and the Company intend the term to be interpreted as such in order to avoid adverse personal tax consequences under Section 409A.
No severance or other payments or benefits otherwise payable to Executive upon a termination of employment under the Agreement or otherwise will be payable until Executive has a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder.
If the period during which Executive may sign the Release begins in one calendar year and ends in the following calendar year, then no severance payments or benefits that that would constitute deferred compensation within the meaning of Section 409A of the Code will be paid or provided until the later calendar year.
The severance payments and benefits under the Agreement are intended to satisfy the exemptions from application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A- 1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation from service, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code, any payments payable under the Agreement on account of a separation from service that would constitute deferred compensation within the meaning of Section 409A of the Code and that would (but for this provision) be payable within 6 months following the date of termination, shall instead be paid on the next business day following the expiration of such six month period or, if earlier, upon Executive’s death. Each installment payment under the Agreement is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).
Section 280G
If any payment or benefit (including payments and benefits pursuant to the Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of Transaction Payments notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payments (a “Full Payment”), or (2) payment of only a portion of the Transaction Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state, local and foreign income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the forfeited portion of the Full Payment, and (y) reduction in payments and/or benefits will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, if such reduction would result in any portion of the Transaction Payments being subject to penalties pursuant to Section 409A that would not otherwise be subject to such penalties, then the reduction method shall be modified so as to avoid the imposition of penalties pursuant to Section 409A as follows: (A) Transaction Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Transaction Payments that are not contingent on future events; and (B) Transaction Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Transaction Payments that are not deferred compensation within the meaning of Section 409A. In the event that acceleration of vesting of any equity compensation awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this provision.
The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Exhibit B. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.7
The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within a reasonable period after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
Notwithstanding the foregoing, if the Company is privately held as of immediately prior to a Change in Control and it is deemed necessary by the Company to avoid any potential imposition of the adverse tax results provided for by Sections 280G and 4999 of the Code, then as a further condition to any payment or benefit provided for in the Agreement or otherwise, the Company may require Executive to submit any payment or benefit provided for in the Agreement or from any other source that the Company reasonably determines may constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) for approval by the Company’s stockholders prior to the Closing of the Change in Control in the manner required by the terms of Section 280G(b)(5)(B) of the Code, so that no payments or benefits will be deemed to constitute a “parachute payment” subject to the excise taxes under Sections 280G and 4999 of the Code.

EXHIBIT C

Form of Release
To be executed in the event of a Qualifying Termination and as a condition to severance benefits
This General Release of Claims and Covenant Not to Sue (the “Release”) is entered into between the undersigned employee (“Employee” or “You”) and DocuSign, Inc., a Delaware corporation (“DocuSign” or the “Company”), collectively referred to as “the Parties.”
WHEREAS, on [Date], Employee and the Company entered into an Executive Severance and Change in Control Agreement providing for certain benefits in the event of a qualifying termination (the “Severance Agreement,” to which this Release is attached as Exhibit C);
WHEREAS, on [Date], Employee’s service with the Company terminated (the “Separation Date”);
WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s service and separation from service with the Company;
WHEREAS, the Severance Agreement provides that the execution, delivery and non-revocation of this Release are a condition to Employee’s receipt of the severance benefits set forth in the Severance Agreement.
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Release.
1.     Acknowledgment of Payment of Wages: By Employee’s signature below, Employee acknowledges that, on the Separation Date, the Company paid Employee for all wages, fees, salary, reimbursable expenses previously submitted by Employee, and any similar payments due Employee from the Company as of the Separation Date. By signing below, Employee acknowledges that the Company does not owe Employee any other amounts, except as may become payable under the Severance Agreement. Employee agrees to promptly submit for reimbursement all final outstanding expenses, if any.
2.     Consideration: In exchange for Employee’s agreement to this Release and Employee’s other promises in the Severance Agreement and herein, the Company agrees to provide Employee with the consideration set forth in [Paragraph 2][Paragraph 3] of the Severance Agreement. By signing below, Employee acknowledges that Employee is receiving the consideration in exchange for waiving Employee’s rights to claims referred to in this Release and Employee would not otherwise be entitled to the consideration.
3.     Return of Company Property: Employee hereby warrants to the Company that Employee has returned to the Company all property or data of the Company of any type whatsoever that has been in Employee’s possession, custody or control.
4.     Employee’s Release of Claims against DocuSign. In consideration of the covenants, payments and other benefits set forth herein, Employee unconditionally, irrevocably and absolutely releases and discharges DocuSign and all of its current, former, and future parent corporations, subsidiary corporations, affiliate corporations, and its and their directors, officers, agents, and employees, and each of their successors and assigns (hereinafter referred to collectively as the “Released Parties”) from any and all known and unknown losses, liabilities, claims, demands, causes of action or suits of any type, whether in law or in equity, related directly or indirectly, or in any way connected with any transaction, affairs, or occurrences between them (collectively, the “Released Claims”), including, without limitation, Employee’s employment with DocuSign, Employee’s application for employment with DocuSign and any associated background check process, any rights or benefits that would otherwise apply under the Retention Agreement, and/or Employee’s resignation from said employment, in each case through the date hereof.
    A.     Scope of Released Claims. The Released Claims specifically include, without limitation, any and all contract or tort claims, claims for wrongful termination, retaliation, employment discrimination, emotional distress, fraud, misrepresentation, defamation, invasion of privacy, interference with prospective economic advantage, breach of contract, misrepresentation, promissory estoppel or reliance, exemption misclassification, failure to pay wages due or other monies owed, including, without limitation, severance, overtime compensation, accrued and unused vacation; claims for penalties, interest, attorneys’ fees and costs, including but not limited to penalties recoverable under the Private Attorneys General Act; and claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers’ Benefit Protection Act of 1990, as amended, the California Family Rights Act, the California Fair Employment and Housing Act, the Occupational Safety and Health Act, the California Labor Code, including but not limited to the Private Attorneys General Act, any applicable California Industrial Wage Orders, all as amended, and any other local, state or federal law, rule, or regulation relating to or affecting Employee’s employment by DocuSign. The Released Claims do not include (i) any rights or benefits that may not be waived pursuant to applicable law; (ii)any right to indemnification or coverage under any directors’ and officers’ or other Company insurance coverage pursuant to applicable law (including but not limited to California Labor Code Section 2800 or Section 2802), under any organizational document of the Company, or under any insurance policy of the Company, (iii) any vested rights or benefits under any Company ERISA plan, (iv) any rights under this Agreement, or (v) any worker’s compensation claims that Employee may possess or claim that cannot be released as a matter of law, although Employee represents that Employee is not currently aware of any such claim, or any claim for vested or accrued amounts, benefits or entitlements under any benefit plan, policy or arrangement of the Company or any of its affiliates (excluding the Retention Agreement). The release contained herein shall not be construed to waive any right to apply for unemployment insurance benefits.
    B.     Limits of Release. Nothing in this Release (i) limits or affects Employee’s right to challenge the validity of this Release, including, without limitation, a challenge under the ADEA; (ii) in any way interferes with Employee’s right and responsibility to give truthful testimony under oath; or (iii) precludes Employee from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, the Equal Employment Opportunity Commission, Department of Labor, National Labor Relations Board, or the Securities and Exchange Commission. However, Employee promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for Employee personally with respect to any claims released by this Release.
    C.     Representation Regarding Pending Claims. Employee represents Employee has not filed any lawsuit, claim, or complaint against any Released Party in any state or federal court, or with any administrative agency or tribunal.
    D.     [Include as applicable based on Employee’s age] ADEA Release. Employee understands and agrees that Employee:
(i)    Is, through this Release, releasing the Released Parties from any and all claims Employee may have against them, including any claim arising under the ADEA.
(ii) Has carefully read and fully understands all of the provisions of this Release.
(iii) Knowingly and voluntarily intends to be legally bound by the same.
(iv) Was advised and hereby is advised in writing to consider the terms of this Release and consult with an attorney of Employee’s choice prior to executing this Release if desired.

(v) Has twenty-one (21) calendar days within which to review and consider this Release before signing it.
(vi) Has a full seven (7) days following the execution of this Release to revoke this Release and has been and hereby is advised in writing that this Release shall not become effective or enforceable until the revocation period has expired. If Employee intends to revoke this Release, such timely revocation must be provided in writing and delivered to the attention of the Company’s Chief People Officer at Joan.Burke@docusign.com.
(vii) Understands that any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Release is executed are not waived.
5.     Covenant Not to Sue:
a.     To the fullest extent permitted by law, at no time subsequent to the execution of this Release will Employee pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, have ever had, or may in the future have against Released Parties, which is based in whole or in part on any Released Claim.
b.     Nothing in this section shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
6.     Confidentiality.
A.     Employee represents and agrees that, except as required by law or judicial process, Employee will keep the fact, terms and amount of this Release completely confidential, and will not hereafter disclose any information concerning the amount or the terms of this Release to anyone, except as necessary to Employee’s immediate family, attorneys, tax advisors, and others providing either professional, legal or financial advice, all of whom will be bound by this confidentiality provision. By way of example, Employee agrees not to disclose such confidential information to any past, present or prospective employee or applicant for employment of DocuSign. Employee further agrees Employee shall not initiate any coverage by the news or entertainment media, nor make any release to the news or entertainment media, nor make any website, blog or social media postings, about facts, terms and amount of this Release. Employee further agrees that, in the event Employee discloses confidential information protected by this Paragraph to members of Employee’s family, Employee will instruct those individuals not to disclose the information. Any disclosure of confidential information protected by this Paragraph by a member of Employee’s family will constitute a breach of this Release by Employee and will be subject to the liquidated damages set forth in Paragraph 6(C).
B.     In response to inquiries from prospective employers regarding Employee, DocuSign shall provide only Employee’s title, dates of employment and, with written permission from Employee, salary.
    C.     Employee agrees that disclosure of any term of this Release provision shall constitute a material violation and breach of this Release. Employee agrees that calculation of damages for violation of this provision would be impossible. In the event there is a determination of such a violation, Employee agrees to pay DocuSign the sum of Two Thousand Five Hundred Dollars ($2,500) per violation as liquidated damages. The Parties agree that this amount is reasonable for this purpose.
7.     Other Terms of Severance Agreement Incorporated Herein: All other terms of the Severance Agreement to the extent not inconsistent with the terms of this Release are hereby incorporated in this Release as though fully stated herein and apply with equal force to this Release.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.
SIGNED: _______________________________          DATE:________________________

DOCUSIGN, INC.
SIGNED: _______________________________     DATE: _______________________
BY:
[To be executed no earlier than the Separation Date]